Exhibit 99.1

Contact:

Name:  Philip Lembo or John Gavin

Phone:  (781) 441-8338

For Immediate Release                                                                                       October 25, 2007

NSTAR Reports Third Quarter 2007 Results

Boston, MA -- NSTAR (NYSE: NST) today reported earnings of $84.2 million, or $0.79 per common share, for the third quarter of 2007, compared to $76.7 million, or $0.72 per share reported for the same period in 2006.

Chairman, President and Chief Executive Officer Thomas J. May said, “2007 has been a very solid year for NSTAR from both a financial and operational perspective.  Our financial performance in the third quarter reflects stable economic conditions, positive impacts of our seven-year rate plan and improved revenues in our transmission business, and overall, is consistent with our expectations.”

May continued “With respect to operations, clearly the investments of more than $1 billion we have made over just the last three years to provide a superior customer experience are paying off. All of our reliability and customer service performance measures remain at very high levels, compare very favorably to our peers and continue to improve. Performance like this is key to our continued and future success.”

“Customers’ attitudes about energy and the environment are changing.  Massachusetts is in the forefront of these changes.  At NSTAR, we are committed to working collaboratively to develop a comprehensive approach to addressing energy issues, including procuring renewable energy, empowering customers via energy efficiency and demand reduction programs, facilitating efficient energy market solutions and developing appropriate legislative and regulatory frameworks on energy matters,” May concluded.

Earnings per share for the third quarter of 2007 were $0.79, an increase of $0.07 or 9.7%, compared to $0.72 for the same period last year.  Factors that contributed to the increase in the quarter’s earnings include revenues resulting from the seven-year rate agreement that became effective January 1, 2006, an increase in transmission revenues and positive tax outcomes.  These factors were offset, in part, by an increase in operations and maintenance expense and a decreased contribution from non-utility operations.

The company also reported earnings of $2.08 per share for the twelve-month period ended September 30, 2007 compared to $1.92 per share for the same period in 2006.  The company is maintaining its earnings guidance of $2.02 – $2.12 for the year assuming normal fourth quarter weather conditions.

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Comparative unaudited results for the third quarter and twelve-month periods were as follows (a):

Financial Data (in thousands, except per share data)

Three months ended September 30:	2007	2006	% Change
Operating revenues	$804,919	$956,279	(15.8)%

Net income	$84,198	$76,705	9.8%
Earnings per basic and diluted share	$0.79	$0.72	9.7%
Weighted average number of shares:
Basic	106,808	106,808	-%
Diluted	107,047	107,166	(0.1)%
Dividends paid per common share	$0.325	$0.3025	7.4%

Twelve months ended September 30:	2007	2006	% Change
Operating revenues	$3,316,499	$3,588,210	(7.6)%
Net income	$222,474	$205,123	8.5%
Earnings per basic and diluted share	$2.08	$1.92	8.3%
Weighted average number of shares:
Basic	106,808	106,808	-%
Diluted	107,149	107,088	0.1%
Dividends paid per common share	$1.278	$1.198	6.7%

(a) More detailed financial information will be provided in NSTAR’s Quarterly Report on Form 10-Q which is expected to be filed with the Securities and Exchange Commission on October 31, 2007.

Third Quarter Conference Call

NSTAR is holding a conference call to discuss its third quarter results on Friday, October 26, 2007 at 9:00 a.m. (Eastern Standard Time).  The call is being webcast and can be accessed on NSTAR’s corporate website—www.nstar.com—by clicking on “Investor Relations” and then selecting the webcast icon.  A replay of the call will be archived on NSTAR’s corporate website in the Investor Relations section under “Webcast Archives.”

Webcast

Please note that we are planning to webcast a presentation at Edison Electric Institute’s 42nd Financial Conference in Lake Buena Vista, Florida on Tuesday, November 6, 2007 at 7:30 a.m. (Eastern Standard Time).  To access this webcast go to www.nstar.com, select “Investor Relations” then “Calendar of Events” and follow the instructions.  Copies of the presentation will be available on our website.

Forward-Looking Statements

This earnings release may contain forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on the current expectations, estimates or projections of management and are not guarantees of future performance.  Actual results could differ materially from these statements.

Examples of some important factors that could cause our actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: weather conditions; future economic conditions in the regional and national markets; prices and availability of operating supplies; prevailing governmental policies and regulatory actions (including those of the Massachusetts Department of Public Utilities and the Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure, continued recovery of regulatory assets, financings, purchased power, acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies and changes in, and compliance with, environmental and safety laws and policies;

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new governmental regulations or changes to existing regulations that impose additional operating requirements or liabilities; changes in specific hazardous waste site conditions and the specific cleanup technology; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; the impact of conservation measures and self generation by our customers; the impact of performance service quality measures; and the impact of terrorist acts.

Any forward-looking statement speaks only as of the date of this earnings release, and NSTAR undertakes no obligation to publicly update forward-looking statements.  Other factors in addition to those listed here could also adversely affect NSTAR.  You are advised, however, to consult any further disclosures we make on related subjects in our reports to the Securities and Exchange Commission.

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3.3 billion and assets of $7.6 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  NSTAR also conducts unregulated non-utility operations.  For more information, go to www.nstar.com.

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